Exhibit 21.1
Zix Corporation
Subsidiary List
Anacom Communications, Inc., a Delaware corporation (inactive)
Anacom Communications, Inc., a Texas corporation (inactive)
PocketScript, Inc., an Ohio corporation
ZixCorp Canada, Inc., a Canadian corporation
ZixCorp Systems, Inc. (formerly ZixMail.com, Inc.), a Delaware corporation